Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-53753,
333-39159, 333-02979, 333-115014, 333-137985, 333-41840, 333-40468, 333-35744, 333-89086, and 333-179857) of our reports dated February 20, 2015, with respect to the consolidated financial statements and schedule of Westinghouse Air Brake Technologies Corporation and the effectiveness of internal control over financial reporting of Westinghouse Air Brake Technologies Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

February 20, 2015